Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. ANNOUNCES SALE OF

$100 MILLION OF 10-YEAR SENIOR NOTES

GREENWICH, CT, USA, October 20, 2003:  Blyth, Inc. (NYSE:BTH) today announced the sale of $100 million of 10-year senior notes with a 5.5% percent coupon rate.  The sale, which is expected to close on October 23, 2003, is being made pursuant to a $250 million shelf registration filed by Blyth in May, 1999 and represents the Company’s second public debt offering.

Company officials said the proceeds would be used for general corporate purposes, including the repayment of bank debt.  Banc of America Securities LLC and J.P. Morgan Securities Inc. are joint-lead underwriters of the offering; Bank One Capital Markets, Inc., UBS Warburg LLC, and Wachovia Capital Markets, LLC are co-managers.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such State.  Copies of the applicable prospectus are not yet available.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  Blyth reports its financial results in two segments: the Candles & Home Fragrance segment and the Creative Expressions segment.  Within the Candles & Home Fragrance segment, the Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions segment, Blyth also designs and markets a broad range of home décor, household convenience products and gifts under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite, Colonial, Gies, Ambria, Carolina and Kaemingk brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events, computer viruses) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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